UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):  January 29, 2010

BONANZA OIL & GAS, INC.
 (Exact name of registrant as specified in charter)

Nevada	000-52171	76-0720654
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3417 Mercer, Suite E
Houston, TX   77027
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (713) 333-5808

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                         Entry Into A Material Definitive Agreement
Item 2.03                                         Creation of a Direct Financial Obligation
Item 3.02                                         Unregistered Sales of Equity Securities

In January 2008,Bonanza Oil & Gas, Inc. ( the “Company”) issued 14% Senior Secured Promissory Notes and Security to accredited investors for an aggregate principal amount of $800,000 (the “January 2008 Notes”).  One accredited investor held $750,000 (the “Secured Note”) of the January 2008 Notes (the “Secured Investor).  The January 2008 Notes matured on January 31, 2009, with interest payable on a monthly basis.  The Company’s obligations under the January 2008 Notes are secured by the Company’s interest in three prospect areas located in Borden, Hidalgo and Brazoria counties of Texas.  In addition, in May 2008, the Company entered into a Securities Purchase Agreement with the Secured Investor providing for the sale by the Company of an 8% convertible note in the principal amount of $750,000 (the “May 2008 Convertible Note” and collectively with the Secured Note, the “Restructured Notes”).  The May 2008 Convertible Note matured on May 14, 2009, and interest is payable on a quarterly basis.  The May 2008 Convertible Note is unsecured, however, in the event that the Company grants a secured interest in its assets in connection with any future financing, then the holder of the May 2008 Convertible Note will be entitled to a pari passu interest in such secured interest.  The May 2008 Convertible Note was convertible into the Company’s common stock, at a conversion price of $0.3742 per common share, as adjusted, and is subject to normal and customary anti-dilution provisions.  The Company has been advised by Triumph Small Cap Fund, Inc. (“Triumph”) and the Secured Investor that Triumph has purchased the Restructured Notes from the Secured Investor.  In order to induce Triumph to convert the Restructured Notes into shares of common stock and, in turn, to reduce the Company’s debt and avoid potentially filing for bankruptcy, the Company entered into a Letter Agreement with Triumph on December 2, 2009, pursuant to which the Restructured Notes were amended providing that Triumph may from time to time convert all or any part of the outstanding and unpaid principal amount of the Restructured Notes into shares of common stock.

The Restructured Notes were convertible into common stock, at Triumph's option, at the lesser of (i) $0.0025 or (ii) a 50% discount to the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion (the “Variable Conversion Price”).   Triumph has agreed to restrict its ability to convert the Restructured Notes and receive shares of common stock such that the number of shares of common stock held by it in the aggregate and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.  On January 29, 2010, the Company entered into a Letter Agreement with Triumph pursuant to which the Restructured Notes were amended removing Triumph’s ability to convert at the Variable Conversion Price.

The Company will continue to reserve and keep available at all times, free of preemptive rights, all shares of common stock available enabling the Company to issue the shares of common stock upon conversion of the Restructured Notes.

The issuance of the above securities was made in reliance upon exemptions from registration pursuant to Section 4(2) and the Securities Act of 1933, as amended (the “33 Act”), and/or Regulation D as promulgated under the 33 Act.  The above transactions did not involve a public offering and each of the parties is an accredited investor.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

10.1	Letter Agreement between Bonanza Oil & Gas, Inc. and Triumph Small Cap Fund Ltd. dated January 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BONANZA OIL & GAS, INC.

Date: February 9, 2010	By:	/s/ William Wiseman
William Wiseman
President and Chief Executive Officer